Exhibit 99.1

Garmin Reports Record Quarter,
Announces Cash Dividend, Updates 2005 Guidance

CAYMAN ISLANDS, July 27, 2005/PRNewswire/ — Garmin Ltd. (Nasdaq: GRMN — news) today announced a record second quarter ended June 25, 2005. The company’s consumer segment experienced 42 percent revenue growth during the second quarter of 2005. The aviation segment achieved 31 percent revenue growth for the quarter, which led to overall revenue growth of 39 percent for the quarter.

“We are pleased with the results during the second quarter. The StreetPilot C-series products have been well received by the market. We experienced significant growth in our automotive navigation sales globally, which is proof that our automotive growth strategy is working,” said Dr. Min Kao, CEO of Garmin Ltd. “Consumer awareness and interest in the utility of GPS navigation continues to grow, and we look forward to continuing success from the popular C-series and the recently introduced new product lines. With a full-range of new products at every price point and state-of-the-art technologies such as real-time traffic and street-name speaking capability, we are positioned to penetrate further the rapidly expanding automotive market through the remainder of the year,” continued Dr. Kao. We shipped over 707,000 units in the second quarter of 2005, demonstrating the growing strength of the Garmin brand.

Revenue for the quarter increased 39 percent to $264.5 million from $189.7 million in the year-ago quarter. Net income increased to $74.2 million, or $0.68 diluted earnings per share, compared to $56.3 million or $0.52 diluted earnings per share in the year-ago quarter. Second quarter net income included a $1.5 million foreign currency loss as a result of a weaker U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the quarter was $0.69 compared to $0.49 in the year-ago quarter.

Consumer revenue for the second quarter totaled $210.3 million – a 42 percent growth compared to the second quarter of 2004. Aviation revenue totaled $54.2 million – a 31 percent increase compared to the year-ago quarter. Total units sold for the quarter increased to 707,000 from 569,000 – representing an increase of 24 percent.

Revenue increased across all geographic regions during the second quarter of fiscal 2005 when compared to the year-ago quarter:

     —  North America revenue was $154.0 million compared to $125.7 million, up 23 percent.
     —  Europe revenue was $97.4 million compared to $56.3 million, up 73 percent.
     —  Asia revenue was $13.1 million compared to $7.7 million, up 70 percent.

Revenue year to date increased 31 percent to $457.1 million from $348.0 million in the year-ago period. Net income increased to $121.6 million, or $1.11 diluted earnings per share, compared to $91.0 million or $0.83 diluted earnings per share in the year-ago period. Year to date net income included a $12.6 million foreign currency loss as a result of a weaker U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the period was $1.21 compared to $0.86 in the year-ago period.

Consumer revenue year to date totaled $347.7 million – a 28 percent growth compared to the same period in 2004. Aviation revenue totaled $109.4 million – a 44 percent increase compared to the year-ago period. Total units sold for the period increased to 1,290,000 from 1,048,000 – representing an increase of 23 percent.

Revenue increased across all geographic regions during the first half of fiscal 2005 when compared to the year-ago period:

     —  North America revenue was $286.7 million compared to $233.0 million, up 23 percent.
     —  Europe revenue was $147.7 million compared to $100.2 million, up 47 percent.
     —  Asia revenue was $22.8 million compared to $14.8 million, up 54 percent.

“We are extremely pleased with our financial results for the first half of 2005, and look forward to continued growth throughout the remainder of the year,” said Kevin Rauckman, chief financial officer of Garmin Ltd. Gross margins were in line with our expectations at 53 percent year to date. As expected, inventory moved through the channel well during the quarter, resulting in a reduction in both dollars and days of inventory. We also generated $42.6 million of free cash flow (defined as operating cash flow less capital expenditures for property, plant, and equipment) for the quarter, resulting in a cash and marketable securities balance of $634.7 million at the end of the first half of 2005.” The company believes that free cash flow is an important measure because management uses it as a measure of the company’s quality of earnings and its ability to reinvest in the business.

Foreign Currency Translation—Non-GAAP Measures

Management believes that earnings per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

Fiscal 2005 Outlook / Updated Guidance

Garmin remains committed to expansion of its growing range of products and its ability to serve distributors and customers around the world. The Company continues to expect to introduce a total of approximately 60 new products during fiscal year 2005.

Given strong results in the first half of 2005, the Company is updating previous fiscal year guidance. Diluted EPS for fiscal year 2005, excluding effects of foreign currency, is estimated to be in the range of $2.43 to $2.48 on estimated revenues of $950 million to $975 million. Management will continue to provide annual guidance updates and progress reports on a quarterly basis.

Dividend Declaration

“We are also pleased to report that the Garmin Board of Directors has approved a $0.50/share annual cash dividend payable to shareholders of record on December 1, 2005” announced Dr. Kao. “This dividend will be paid on December 15, 2005.” The payment of future dividends will be at the discretion of the Board of Directors after taking into account various factors including operating results, anticipated needs and plans for acquisition or expansion.

Earnings Call Information

The information for Garmin Ltd.‘s earnings call is as follows:

       When:      Wednesday, July 27, 2005 at 11:00 a.m. Eastern
       Where:      http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
       How:         Simply log on to the web at the address above or call to listen in at 800-883-9537.
       Contact:    investor.relations@garmin.com

A phone recording will be available for 24 hours following the earnings call and can be accessed by dialing 800-642-1687 utilizing the access code 7195259. An archive of the live webcast will be available until August 26, 2005 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2005, the Company’s expected consumer segment growth rate and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 25, 2004 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2004 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, general recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share information)
(Unaudited)

	13-Weeks Ended		26-Weeks Ended
	June 25, 2005	June 26, 2004	June 25, 2005	June 26, 2004
Net sales	$264,497	$189,655	$457,148	$347,984
Cost of goods sold	124,516	91,336	213,969	169,214

Gross profit	139,981	98,319	243,179	178,770
Selling, general and
administrative expenses	33,093	19,401	53,610	36,043
Research and development
expense	17,818	14,710	34,747	28,929

	50,911	34,111	88,357	64,972

Operating income	89,070	64,208	154,822	113,798
Other income(expense) (A)	2,982	5,637	(3,960)	(85)

Income before income taxes	92,052	69,845	150,862	113,713
Income tax provision	17,858	13,530	29,267	22,743

Net income	$74,194	$56,315	$121,595	$90,970

Net income per share:
Basic	$0.68	$0.52	$1.12	$0.84
Diluted	$0.68	$0.52	$1.11	$0.83
Weighted average common
shares outstanding:
Basic	108,368	108,161	108,347	108,179
Diluted	109,143	108,884	109,247	109,052

(A)  Includes $1.5 million of foreign currency losses in Q2 2005 and $3.6 million of foreign currency gains in Q2 2004; includes $12.6 million of foreign currency losses YTD 2005 and $3.9 million of foreign currency losses YTD 2004.

         Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	June 25, 2005	December 25, 2004
Assets
Current assets:
Cash and cash equivalents	$300,233	$249,909
Marketable securities	42,470	64,367
Accounts receivable, net	154,697	110,119
Inventories	160,328	154,980
Deferred income taxes	42,312	38,527
Prepaid expenses and other current assets	19,270	19,069

Total current assets	719,310	636,971
Property and equipment, net	179,766	171,630
Restricted cash	1,440	1,457
Marketable securities	291,992	257,848
Other assets, net	36,715	49,485

Total assets	$1,229,223	$1,117,391

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$51,119	$53,673
Other accrued expenses	48,208	51,661
Income taxes payable	54,963	70,933

Total current liabilities	154,290	176,267
Deferred income taxes	5,101	5,267
Stockholders' equity:
Common stock	1,082	1,084
Additional paid-in capital	100,325	108,949
Retained earnings	936,803	815,209
Accumulated other comprehensive loss	31,622	10,615

Total stockholders' equity	1,069,832	935,857

Total liabilities and stockholders' equity	$1,229,223	$1,117,391